UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 15, 2016

Catabasis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37467	26-3687168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square Bldg. 1400E, Suite B14202 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 349-1971

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Severance Benefits Plan

On April 15, 2016, the Board approved the Catabasis Pharmaceuticals, Inc. Severance Benefits Plan (the “Plan”), effective April 15, 2016.

The Plan provides eligible full time executives holding the title of Vice President or above (“Covered Employees”) certain severance benefits upon a termination without cause (as defined in the Plan) or a resignation for good reason (as defined in the Plan), including in each case within one year following a change in control (as defined in the Plan) (each, a “Covered Termination”). Pursuant to the Plan, each Covered Employee who is subject to a Covered Termination is entitled to:

•                  continuation of such Covered Employee’s monthly base salary (as defined in the Plan) for a period ranging from six months to 18 months (the “Severance Period”) following such termination depending on the title/role of the Covered Employee and the type of Covered Termination;

•                  payment by the Company of a portion of the cost of COBRA continuation of benefits coverage for the Covered Employee and his or her applicable dependents for no longer than the Covered Employee’s applicable Severance Period or until the Covered Employee commences new employment and is eligible for new plan coverage, if sooner, subject to certain conditions set forth in the Plan;

•                  any unpaid annual bonus in respect to any completed bonus period which has ended prior to the date of the Covered Employee’s Covered Termination and which the Board deems granted to the Covered Employee in its discretion pursuant to the Company’s contingent compensation program;

•                  in the case of the chief executive officer of the Company, a bonus amount equal to one-half of the average annual bonus paid to the chief executive officer over the three calendar years preceding the calendar year in which the Covered Termination occurs, which bonus shall be prorated to reflect the number of days served in the calendar year in which such Covered Termination occurs; and

•                  in the case of a change in control termination, full vesting of any unvested Company equity awards.

Receipt of any severance benefits under the Plan requires that the Covered Employee: (a) comply with the provisions of any applicable noncompetition, nonsolicitation, and other obligations to the Company; and (b) execute and deliver a suitable waiver and release under which the Covered Employee releases and discharges the Company and its affiliates from and on account of any and all claims that relate to or arise out of the employment relationship between the Company and the Covered Employee, which release will become binding within 60 days following the Covered Employee’s termination of employment. If a Covered Employee dies following a Covered Termination but before such Covered Employee has received all of the severance benefits to which such Covered Employee is entitled under the Plan, the remaining payments will be made to the Covered Employee’s designated beneficiary or estate.

The Plan provides that the following employees will not be eligible for severance benefits, except to the extent specifically determined otherwise by the Plan’s administrator:

•                  an employee who is terminated for cause (as defined in the Plan);

•                  an employee who retires, terminates employment as a result of an inability to performs his or her duties due to physical or mental disability or dies;

•                  an employee who voluntarily terminates his or her employment, except in the case of a Covered Termination for good reason (as defined in the Plan);

•                  an employee who is employed for a specific period of time in accordance with the terms of a written employment agreement; and

•                  an employee who promptly becomes employed by another member of the controlled group of entities of which the Company (or its successor in the change in control (as defined in the Plan)) is a member as defined in Sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended.

The Plan provides for recoupment of severance benefits under specified circumstances if the Covered Employee fails to comply with the terms of the Plan.

The Plan supersedes (i) existing severance plans and separation policies applying to Covered Employees with respect to any termination that would constitute a Covered Termination and (ii) the provisions of any agreements between any Covered Employee and the Company that provide for severance benefits.

This description of the Plan is qualified in its entirety by reference to the complete text of the Plan, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATABASIS PHARMACEUTICALS, INC.

Date: April 19, 2016	By:	/s/ Jill C. Milne

Jill C. Milne
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Catabasis Pharmaceuticals, Inc. Executive Severance Benefits Plan effective April 15, 2016